EXHIBIT 99.1

MEDIA RELEASE

Royal Wolf delivers first half trading EBITDA growth of 16.1%.

Well positioned for continued growth.

Key points on the results

•	Record revenues of $72.0 million, 7.1% ahead of 1H12.

•	Revenue growth achieved through the leasing stream as a result of organic growth, acquisitions and rate improvements.

•	Significant investment increasing the lease fleet to 39,226 units up from 33,455 units at December 2011. A platform for future growth

•	Trading EBITDA was $20.2 million (margin 28.0%), an increase of 16.1% over 1H12 (margin of 25.8%).

•	Successful completion of three acquisitions in 1H13.

•	Average utilisation remains in the target range.

•	Net Profit after Tax Pre Amortisation (NPATA) of $8.7 million, 24.2% ahead of 1H12.

•	Net Profit after Tax (NPAT) of $6.6 million, 32.1% ahead of 1H12.

•	EPS growth of 6.6c per share up from 5.0c.

•	Interim dividend of 4.5c per share.

	1H13	1H12	% Growth
($ in thousands)
Selected income statement items
Sales revenue	36,063	38,795	(7.0%)
Lease revenue	35,979	28,501	26.2%
Total revenue	72,042	67,296	7.1%
Trading EBITDA*	20,159	17,361	16.1%
EBITDA	20,168	16,759	20.3%
NPATA	8,679	6,987	24.2%
NPAT	6,583	4,982	32.1%

*Trading EBITDA is calculated to eliminate the impact of unrealised exchange gains and losses and mark to market revaluation of FX hedge instruments which are not considered to be indicative of the performance of ongoing operations.

Robert Allan, Chief Executive Officer said: “The results again reinforce Royal Wolf’s ability to deliver growth from our product range, customer focus and market strategies, combined with our ability to complete accretive acquisitions that add to our  scale.”

“Our three product segments of portable storage, portable buildings and freight containers have all demonstrated growth in leasing volumes and revenue growth in 1H13 compared to 1H12.”

“The focus on leasing continues to be successful with leasing revenue increasing 26.2%. Average units leased during 1H13 increased by 14.8% to 30,999. The combination of acquisitions and organic growth has achieved a similar unit on lease growth in 1H13 as achieved in 1H12.”

“We are now stocked at optimal levels to meet our near term forward order and enquiry levels and we continue to adjust our procurement decisions as demand and utilisation require.”

“This has been a good first half for Royal Wolf and we are well positioned for continued growth in both the sales and lease channels as we enter the second half. Significant sales contracts are scheduled for delivery through February to April in the buildings segment.

“We are excited by the challenges and the opportunities. Royal Wolf has a diversified customer base with strong retention; we are investing in product development and building our leasing fleet both organically and through bolt on acquisitions. We will continue to concentrate on efficient and effective delivery of our strategy and to ensure we have the skills and the structure to deliver growth and to increase shareholder value.”

For further information please contact:

Robert Allan                                                                Greg Baker
Chief Executive Officer                                              Chief Financial Officer
+61 2 9482 3466                                                           +61 2 9482 3466

About Royal Wolf

Royal Wolf is Australasia’s largest provider of container solutions with 30 facilities including 26 dedicated Customer Service Centres located throughout Australia & New Zealand and a hire fleet of over 39,200 containers at 31 December 2012. Royal Wolf has 18 years of experience and a commitment to providing superior customer service. We offer over 90 container based designs with applications in portable storage, portable buildings, mining camps and freight containers.